Exhibit 10.50

[Date]

[Recipient]
[Recipient Address]

Dear [Recipient],
You are a key executive of American Equity Investment Life Holding Company (the “Company”), and you will play a vital role in the integration of the Company and Brookfield Reinsurance Ltd. following consummation of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated July 4, 2023. In recognition of your particular importance to the closing of the Merger (the “Closing”) and to motivate you to continue your contribution to the Company following the Closing, you are eligible to receive a special retention award pursuant to and in accordance with the terms of this letter agreement (this “Letter”). If the Merger Agreement terminates by its terms and the Closing has not occurred, this Letter will terminate and be of no force or effect. Capitalized terms used but not defined in this Letter have the meaning ascribed to them in the Merger Agreement.
1.Your Retention Award
As you know, Sections 4(A)(c) and 4(A)(d) of your Change in Control Agreement with the Company, dated as of [Date] (your “Change in Control Agreement”) would entitle you to certain cash payments upon a qualifying termination of employment during the [●]-month period following a change in control of the Company, such as the Merger. Pursuant to this Letter, you will be eligible to receive the value of the cash severance payable to you under Sections 4(A)(c) and 4(A)(d) of your Change in Control Agreement, subject to the terms and conditions of this Letter.
In full satisfaction of the obligations to you under Sections 4(A)(c) and 4(A)(d) of your Change in Control Agreement, you will be eligible to receive a retention award in the aggregate amount of $[●] (the “Retention Award”), which amount is equal to the value of the cash severance that would be payable to you under Sections 4(A)(c) and 4(A)(d) of your Change in Control Agreement upon a qualifying termination determined as of the date of this Letter.
2.Conditions to Retention Award.
(a)Vesting Schedule. Subject to the terms and conditions of this Letter, the Retention Award will vest in two equal installments:
(i)50% of the Retention Award will vest on the date on which the Closing occurs (the “Closing Date”), and
(ii)50% of the Retention Award will vest on the first anniversary of the Closing Date (each such date under clauses (i) and (ii), a “Vesting Date”), in the case of each of clauses (i) and (ii), subject to your continued employment with the Company and its Subsidiaries through the applicable Vesting Date. Payment of vested amounts will be made to you in a cash lump sum within 30 days following the applicable Vesting Date, less applicable tax withholding obligations and deductions.
(b)Treatment of Retention Award Upon a Qualifying Termination. If your employment with the Company and its Subsidiaries terminates for any reason before a Vesting Date, any then-unvested portion of the Retention Award shall be forfeited without consideration. Notwithstanding the foregoing, if your employment with the Company and its Subsidiaries terminates before a Vesting Date due to a termination of your employment by (i) the Company other than for Cause (as defined in your Change in Control Agreement) or (ii) you for Good Reason (as defined in your Change in Control Agreement, and after giving effect to the waiver contained in Section 2(c) of this Letter) (the termination events in clauses (i) and (ii), each a “Qualifying Termination”), then, subject to your execution and non-revocation of a general release of claims in a form reasonably acceptable to the Company by the 28th day following the date of your termination, any unvested portion of the Retention Award will vest and be paid to you in a cash lump no later than 30 days following the date of your Qualifying Termination, less applicable tax withholding obligations and deductions.
(c)Good Reason Waiver. In consideration of your receipt of the Retention Award in accordance with the terms of this Letter, you hereby waive any right that you may have to terminate your employment with the Company for Good Reason, pursuant to your Change in Control Agreement, solely as a result of the occurrence of the Merger. For the avoidance of doubt, if the Merger fails to occur for any reason, the waiver contained in this Section 2(c) shall be null and void and of no force and effect.

(d)No Additional Cash Severance. In consideration of your receipt of the Retention Award in accordance with the terms of this Letter, you acknowledge and agree that you will not be entitled to any severance compensation, benefits or other amounts under any applicable Company Plan (including the Change in Control Agreement), other than Sections 4(A)(b) and 4(A)(e) of the Change in Control Agreement. In the event of a Qualifying Termination within the [●]-month period following the Merger, you will be entitled to receive the compensation and benefits contemplated by Sections 4(A)(b) and 4(A)(e) of the Change in Control Agreement in accordance with the terms thereof.
(e)2024 LTI Grant. You are hereby notified that your eligibility to receive a grant (if any) from the Company of annual long-term incentive awards in respect of the fiscal year 2024 (the “2024 LTI Awards”) is subject to and conditioned upon your execution of this Letter. If you do not execute this Letter, you shall not be eligible to receive 2024 LTI Awards.
3.Miscellaneous
(a)Sections 8, 9, 12 through and including 15, 17, and 19 through and including 22 of your Change in Control Agreement are incorporated by reference herein and shall apply as if set forth herein, mutatis mutandis, with references to the “Executive” to refer to “you” and such other interpretive modifications as are necessary to preserve the intent and meaning of such provisions.
(b)Entire Agreement. This Letter sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any other agreement or understanding between the parties with respect to the Retention Award, other than the provisions in your Change in Control Agreement that are expressly incorporated into this Letter.
(c)Notice. Any notice provided for in this Letter will be given in writing and will be delivered personally, telegraphed, telexed, sent by e-mail, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice will be deemed given when so delivered personally, telegraphed, telexed, sent by- email (with non-automated written confirmation of receipt) or sent by facsimile transmission, or, if mailed, on the date of actual receipt thereof. Notices will be properly addressed to the parties at their respective addresses set forth below or to such other address as either party may later specify by notice to the other in accordance with the provisions of this paragraph:
If to the Company:
American Equity Investment Life Holding Company
6000 Westown Parkway
West Des Moines, IA 50266 Attention: [Chief People Officer]
E-mail: [redacted]
If to you: To the most recent address on file with the Company
(d)Counterparts. This Letter may be executed in separate counterparts (including by means of e-mail in .pdf format or generally recognized e-signature technology, such as DocuSign), each of which when so executed and delivered will be deemed an original, but all of which together will constitute one and the same instrument.
(e)Effective Date. This Letter shall, subject to and contingent on the occurrence of the Closing, become effective on the later of the date on which (i) you execute this Letter and (ii) the Company executes this Letter.
[Signature page follows]

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

By:
Name: [●]
Title: [●]

Dated:

Accepted and Agreed:

[Recipient Name]

Dated:

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